Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS PREVIEWS AMERICAN COLLEGE OF

GASTROENTEROLOGY 2009 ANNUAL SCIENTIFIC MEETING

Data Shows Rifaximin Demonstrated Favorable Long-Term Safety Profile for Maintenance of

Remission of Hepatic Encephalopathy

Data Shows Once-Daily APRISO™ Maintained Long-Term UC Remission and Reduced Risk

of Adverse Events in Patients Previously Treated with Corticosteroids

SAN DIEGO, CA October 26, 2009 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announces that the 2009 American College of Gastroenterology (ACG) Annual Scientific Meeting will be the venue for 13 presentations describing the investigation of the Company’s bacterial-related disease, inflammatory bowel disease and bowel cleansing product lines. ACG is being held in San Diego, CA October 23-28.

Rifaximin Has a Favorable Long-Term Safety Profile for Maintenance of Remission from Overt Hepatic Encephalopathy

Oral 54, Wed., Oct. 28, 8:30 – 10:15 a.m., Room: Ballroom 20 AB

In an oral presentation, Dr. Muhammad Y. Sheikh and colleagues will present the results of an open-label maintenance extension study from the pivotal Phase 3, multinational, randomized, double-blind, placebo-controlled study of 299 patients with a history of hepatic encephalopathy (HE). The results demonstrate the rates and spectrum of adverse events (AEs) were similar in rifaximin-treated patients compared with patients receiving placebo. Most patients in both treatment arms – rifaximin and placebo – received concomitant lactulose therapy. A total of 336 patients, comprised of the 299 patients who completed the six-month randomized, double-blind, placebo-controlled trial plus 37 new patients, were treated with rifaximin for up to 840 days. Of these, 257 patients were on rifaximin for equal to or greater than six months and 114 patients were on rifaximin for equal to or greater than one year. In the six-month randomized trial, the pattern of adverse events was similar between rifaximin and placebo groups, with adverse events experienced by 80 percent of patients in each group. Fewer patients in the rifaximin group than the placebo group experienced severe AEs (26% vs 31%), drug-related AEs (19% vs 21%), serious AEs (36% vs 40%) and AEs leading to discontinuation (21% vs 28%). The safety profile of rifaximin during long-term treatment was similar to that in the six-month randomized trial.

“The robust data emerging from these studies clearly demonstrate that rifaximin has a very promising long-term safety profile for maintenance of remission from overt hepatic encephalopathy,” said Muhammad Y. Sheikh M.D., Associate Professor of Clinical Medicine, University of California San Francisco (UCSF) and Chief of Gastroenterology at UCSF Fresno. “With the previous data demonstrating rifaximin’s durable efficacy in the maintenance of remission of HE, these results continue to support rifaximin’s potential role in the long term management of this disabling complication of cirrhosis. We believe the availability of rifaximin has the potential to bring a paradigm shift in the management of HE. We have waited for such a pharmacologic change for more than 30 years. Today’s news marks another positive milestone for rifaximin and patients suffering from this serious condition.”

Long-Term Maintenance with Mesalamine Granules (1.5 g) in Patients Previously Treated with Corticosteroids is Associated with a Low Incidence of Ulcerative Colitis-Related Adverse Events

Poster 718 Mon, Oct. 26, 12:15 - 2:00 p.m.

Dr. Gary Lichtenstein and colleagues will present results describing the long-term (over 30 months) impact of once-daily mesalamine granules (MG) (1.5 g) on patients in remission from ulcerative colitis (UC) who were treated with steroids prior to enrollment. Patients were enrolled in two Phase 3, randomized, double-blind, placebo-controlled trials (RCT) and treated for six months with once-daily dosing of 1.5 g granulated mesalamine and then rolled over into a 24-

month open label extension trial (OLT). The results of this long-term trial demonstrate that the reduced risk of treatment emergent adverse events and UC-related symptoms demonstrated during the two RCT trials (six months) was sustained over the subsequent OLT (24 months). In the two RCT trials, more MG-treated patients than placebo-treated patients remained relapse-free for six months (79.4 % vs. 63.0%; p<0.001). This highly significant effect also was noted in a subpopulation of 158 patients treated with steroids prior to enrollment (77% vs. 55%; p<0.004). Seventy four MG-treated patients from the two RCT trials continued MG treatment into the 24-month open label extension trial. The low probability of recurrence of events and symptoms was sustained during the 24-month open label extension trial.

“Ulcerative colitis is a chronic disease that requires continuous management and it is critically important to provide patients with a treatment option that will offer long-term symptom relief,” said study author Gary R. Lichtenstein, M.D., Director, Inflammatory Bowel Disease Program, Gastroenterology Division, Department of Medicine, University of Pennsylvania. “This data further demonstrates that APRISO is a safe and effective option to maintain remission, even for UC patients who have previously received steroid therapy.”

Additional Presentations

RIFAXIMIN

•	Poster 747 – Basu, et al. Prevalence of Restless Leg Syndrome in Patients with Functional Bowel Disease in the Community. Mon, Oct. 26, 12:15 - 2:00 p.m.

•	Poster 534 – Randall, et al. Rifaximin is Efficacious in the Treatment of Small Intestinal Bacterial Overgrowth. Mon, Oct. 26, 12:15 - 2:00 p.m.

•	Oral 17 – Chang, et al. Double-Blind Randomized Controlled Trial of Rifaximin for Small Intestinal Bacterial Overgrowth (SIBO) in Celiac Disease. Mon, Oct. 26, 2:00 - 2:40 p.m., Room: Ballroom 20 CD

•	Poster 998 – Neff, et al. Efficacy of Rifaximin in Maintenance of Remission in Patients with Hepatic Encephalopathy. Tues, Oct. 27, 12:15 - 2:00 p.m.

•	Poster 1139 – Shafran, et al. Rifaximin Maintenance Therapy for Crohn’s Disease. Tues, Oct. 27, 12:15 - 2:00 p.m.

•

Poster 1155 – Infantolino, et al. Small Intestinal Bacterial Overgrowth (SIBO) in Patients with Irritable Bowel Syndrome (IBS); A Retrospective Review of Symptoms Following Treatment. Tues, Oct. 27, 12:15 - 2:00 p.m.

•	Poster 1093 – Basu, et al. Rifaximin Salvage Therapy for Metronidazole-Resistant Clostridium difficile Infection – A Prospective Pilot Trial. Tues, Oct. 27, 12:15 - 2:00 p.m.

•	Poster 1074 – Lillo, et al. Rifaximin: A Predisposing Agent to Clostridium difficile? Tues, Oct. 27, 12:15 - 2:00 p.m.

APRISO™

•

Poster 717 – Lichtenstein, et al. Effect of Prognostic Factors on Maintenance of Remission from Ulcerative Colitis in Patients Treated with Once-Daily Mesalamine Granules (1.5 g). Mon, Oct. 26, 12:15 - 2:00 p.m.

MOVIPREP®

•	Poster 412 – Cohen, et al. Is a “Good” Colonoscopy Bowel Prep Good Enough? Adenoma Detection Rates from a Randomized Study of Two Colon Cleansing Formulations. Mon, Oct. 26, 3:30 - 7:00 p.m.

•

Poster 759 – Matro, et al. Efficacy and Tolerance of 2L Polyethylene Glycol-electrolyte Solution with Sodium Ascorbate and Ascorbic Acid (PEG) Administered Entirely in the Morning (AM-only) Compared to Split Dose (PM/AM) Administration Prior to Afternoon Colonoscopy. Mon, Oct. 26, 12:15 - 2:00 p.m.

About Hepatic Encephalopathy

Hepatic encephalopathy (HE) is a neurological disorder caused by chronic liver failure resulting in cognitive, psychiatric, and motor impairments.1 The condition encompasses a wide spectrum of often reversible neuropsychiatric abnormalities caused by the inability of the liver to remove toxic products in the gut, most notably ammonia- producing bacteria.2 When toxins reach the central nervous system, this condition can result in symptoms ranging in severity from mild cerebral function deficits to coma and characterized by disruption in sleep patterns, changes in personality and intellectual capacity, high blood ammonia levels, altered neuromuscular activity and electroencephalogram (EEG) abnormalities.3,4

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption (<0.4%) and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea caused by non–invasive strains of Escherichia coli. XIFAXAN (rifaximin) is a gut–selective antibiotic with negligible systemic absorption (<0.4%) and broad–spectrum activity in vitro against both gram–positive and gram–negative pathogens. Rifaximin has a similar tolerability profile to that of placebo and has activity against the most common TD pathogens. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

About APRISO™

APRISO™ is a locally-acting aminosalicylate indicated for the maintenance of remission of ulcerative colitis in patients 18 years and older. APRISO is contraindicated in patients with hypersensitivity to salicylates, amniosalicylates, or to any of the components of APRISO capsules. The recommended dose of APRISO is four 0.375 g capsules once daily in the morning (1.5 g/day) with or without food. Because dissolution of the coating of APRISO granules depends on pH, APRISO should not be coadministered with antacids. Patients with phenylketonuria should be aware that APRISO contains aspartame, equivalent to 0.56 mg of phenylalanine. In two well-controlled clinical trials, the most common treatment-related adverse events occurring in greater than 3% of adult patients taking 1.5 g/day of APRISO (versus placebo) were headache (11% vs. 8%), diarrhea (8% vs. 7%), upper abdominal pain (5% vs 3%), nausea (4% vs 3%), nasopharyngitis (4% vs 3%), influenza and influenza-like illness (4% vs 4%) and sinusitis (3% vs 3%).

About MOVIPREP®

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities such as diuretics or angiotensin converting enzyme (ACE)-inhibitors or in patients with known or suspected hyponatremia. MOVIPREP should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP administration. Vomiting occurred less frequently.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, METOZOLVTM ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of clinical trials and regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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[1]

National Institute on Alcoholism and Alcohol Abuse of the National Institutes of Health. Hepatic Encephalopathy. September 29, 2004. Available at: http://pubs.niaaa.nih.gov/publications/arh27-3/240-246.htm.

[2]	Blei AT, Co’rdoba J and The Practice Parameters Committee of the American College of Gastroenterology. Hepatic Encephalopathy. Practice Guidelines. Vol. 96, No. 7, 2001.
[3]	IBID
[4]	Abou–Assi S. Vlahcevic ZR. Hepatic encephalopathy. Metabolic consequence of cirrhosis often is reversible. Postgraduate Medicine. 109(2):52–4, 57–60, 63–5 passim, 2001 Feb.